UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2026

BRT APARTMENTS CORP.
(Exact name of Registrant as specified in charter)

Maryland	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BRT	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01     Other Events

On July 8, 2026, we entered into an agreement to acquire The Waterford on Piedmont, a 153-unit, ten-story high-rise multifamily property (the “Property”) located in the Midtown submarket of Atlanta, Georgia. The purchase price is approximately $35 million (subject to customary closing purchase price adjustments): we anticipate obtaining an approximate $22 million mortgage and funding the approximate $14 million balance of the purchase price (including closing costs and working capital reserves) from refinancings of properties that have appreciated in value.

The completion of the transaction, which is anticipated to close during the quarter ending September 30, 2026, is subject to, among other things, the satisfactory completion of the Company’s due diligence investigation and other customary closing conditions.

Based on information provided by the seller (which information has not been audited by our independent auditors), the revenues and real estate operating expenses for the Property were as follows for the indicated periods (dollars in thousands):

	Three Months Ended May 31, 2026	Twelve Months Ended May 31, 2026
Revenues	$881	$3,487
Real estate operating expenses	$405	$1,635

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
101	Cover Page Interactive Data File - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT APARTMENTS CORP.

July 8, 2026	/s/ Isaac Kalish
Isaac Kalish Chief Financial Officer and Senior Vice President